Exhibit 10.8

                              SETTLEMENT AGREEMENT

      This Agreement (hereinafter, the Agreement") is effective as of October 1, 2002 by and between Serif Holdings Limited, an English corporation with its principal place of business at The Software Centre, Unit 12, Wilford Industrial Estate, Nottingham NG11 7EP, Serif (Europe) Limited, an English Company with its principal place of business at The Software Centre, Unit 12, Wilford Industrial Estate, Nottingham NG11 7EP, Serif Inc., a Delaware corporation with its principal place of business at 107 Northeastern Boulevard, Nashua, New Hampshire, 03062 (Serif Holdings Limited, Serif (Europe) Limited and Serif Inc. are hereinafter referred to collectively as "Serif"), Software Publishing Corporation ("SPC"), a Delaware corporation with its principal place of business at 3512 Veterans Memorial Highway, Bohemia, New York, 11716, and Vizacom, Inc. ("Vizacom"), a Delaware corporation with its principal place of business at 3512 Veterans Memorial Highway, Bohemia, New York, 11716.

      WHEREAS, Serif may have ownership rights in and to certain
HARVARD-formative trademarks for use in connection with certain presentation, charting and clipart collection software (hereinafter, the "Marks"), including, but not limited to, the HARVARD-formative trademarks identified in Schedule A, annexed hereto as Exhibit A;

      WHEREAS, Serif is desirous of assigning its ownership rights, if any, in and to the Marks to SPC;

      WHEREAS, SPC is desirous of acquiring Serif's ownership rights, if any, in and to the Marks;

      WHEREAS, SPC and Serif (Europe) Limited are parties to a Software License Agreement, a true and correct copy of which is annexed hereto as Exhibit B (hereinafter, the "2001 Software License Agreement");

      WHEREAS, the parties desire to terminate the 2001 Software License Agreement in its entirety and the parties' rights and obligations thereunder;

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

A.    COVENANTS, REPRESENTATIONS AND WARRANTIES

      1. Serif covenants, represents and warrants that it does not own any right, title or interest in or to any of the Marks, or any mark comprising, in whole or in part, the HARVARD mark, or any confusingly similar mark, anywhere in the world other than the right to own and operate the harvardgraphics.com domain name including without limitation using the Marks in any subdomain of such domain name.

      2. Serif covenants, represents and warrants that it has not applied to register, will not apply to register, and does not own any trademark or service mark registrations for any of the Marks, or any mark comprising, in whole or in part, the HARVARD mark, or any confusingly similar mark, anywhere in the world.

      3. Serif covenants, represents and warrants that it has not granted any third party any rights in or to any of the Marks, whether by license, assignment or otherwise other than licenses granted by Serif in the ordinary course of its business only as follows:

      (a) licenses to end-users of software incorporating and/or displaying the Marks; and

                              SETTLEMENT AGREEMENT

      (b) the right for companies and other organizations within Serif's distribution network to use the Marks only in connection with the promotion and/or distribution of software incorporating and/or displaying the Marks.

B.    ASSIGNMENT

      4. Serif hereby quit claims and irrevocably sells, grants, transfers, assigns, conveys and sets over to SPC, its successors and assigns, all of Serif's worldwide right, title and interest, if any, in and to:

      (a) the Marks;

      (b) any mark comprising, in whole or in part, the HARVARD mark, and any confusingly similar mark other than the harvardgraphics.com domain name;

      (c) the goodwill of the business symbolized by the Marks; and

      (d) the right to sue and recover for past and future infringement of the Marks.

      5. Serif agrees that if additional documents, instruments or information are required from time to time to confirm SPC's ownership of the Marks, or its successors or assigns, Serif will, at SPC's sole cost, undertake any reasonably requested actions to provide whatever is reasonably required in order to secure to SPC, its successors or assigns the benefits of all rights hereby transferred.

      6. Serif agrees not to challenge use of the Marks by SPC, its successors or assigns, or to oppose or object in any other manner to any application for registration of the Marks by SPC, its successors or assigns, or to oppose or object to any registration arising from any such application.

                              SETTLEMENT AGREEMENT

C.    2001 SOFTWARE LICENSE AGREEMENT

      7. In consideration for SPC procuring the written consent of JP Morgan Chase Bank to Serif reducing by US$30,000 (thirty thousand US dollars) its payment due on December 31, 2002 to JP Morgan Chase Bank under the promissory note dated March 31, 2001 issued by Serif Inc in favor of Vizacom and assigned by Vizacom to JP Morgan Chase Bank on May 30, 2002, SPC and Serif agree that, subject to the terms of this Agreement, the 2001 Software License Agreement is hereby terminated in its entirety, together with the parties' rights and liabilities thereunder, effective as of the date of this Agreement. Other than as expressly set out in this Agreement, the parties hereby agree that SPC shall not incur any additional penalty, fine, fee or any other liability to Serif whatsoever for termination of the 2001 Software License Agreement.

      8. SPC agrees that it will not pursue or instigate any claims against Serif whether under contract, tort, common law or statute which SPC may have at the date of this Agreement or at any time in the future in respect of the 2001 Software License Agreement and/or its subject matter and/or the use of the Marks to promote Software referred to in the 2001 Software License Agreement and SPC confirms that it waives any and all such claims.

      9. Serif agrees that it will forward any outstanding royalties due to SPC under the 2001 Software License Agreement on or before November 15, 2002.

D.    MISCELLANEOUS

      10. This Agreement together with the agreements referred to in this Agreement constitute the entire Agreement between the parties in respect of the subject matter of this Agreement and no party has entered into this Agreement based upon any promise, representation, warranty or covenant not included herein.

                              SETTLEMENT AGREEMENT

      11. This Agreement constitutes a binding contract between the parties and shall not be amended, rescinded or otherwise modified.

      12. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, assigns, subsidiaries, licensees, affiliated companies, and all those in active concert or participation with them.

      13. The parties hereto acknowledge that each has read this Agreement; that each fully understands its rights, privileges and duties hereunder; that each is relying solely on its own judgment and belief as to the adequacy of the consideration provided to the other; and that each enters into this Agreement freely and voluntarily. Each party further acknowledges that each has had the opportunity to consult with an attorney of its choice to explain the terms of this Agreement and the consequences of signing it.

      14. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

      15. Counterparts: This Agreement may be executed in counterparts, each of which when executed shall be an original and a facsimile copy of this Agreement signed by one party, transmitted to each party, and countersigned by each party shall constitute a binding Agreement. All counterparts therefore shall constitute one and the same document.

      16. Each person executing this Agreement warrants that he or she is the duly authorized representative of the respective party designated below, and is fully empowered to execute this Agreement on its behalf.

      17. Vizacom hereby agrees to be bound to the terms of this Agreement and unconditionally guarantees all of SPC's obligations hereunder. Specifically, Vizacom

                              SETTLEMENT AGREEMENT
expressly agrees to assume any and/or all of SPC's obligations under this Agreement in the event SPC cannot or does not perform its obligation(s).

      IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the dates indicated below:


Software Publishing Corporation              Serif Holdings Limited

By: /s/ Alan Schoenbart                      By: /s/ David Southgate

Name:  Alan Schoenbart                       Name: David Southgate
     ---------------------------------            ------------------------------

Title: CFO                                   Title: Financial Director
       -------------------------------              ----------------------------

Dated: October 2, 2002                       Dated: October 2, 2002
      --------------------------------              ----------------------------


Serif (Europe) Limited                       Serif Inc.

By: /s/ David Southgate                      By: /s/ Pete Beedham

Name:  David Southgate                       Name:  Pete Beedham
     ---------------------------------            ------------------------------
Title: Financial Director                    Title: VP Operations
       -------------------------------              ----------------------------

Dated: October 2, 2002                       Dated: October 2, 2002
      -------------------                           ----------------------------


Vizacom Inc

By: /s/ Alan Schoenbart

Name:  Alan Schoenbart
      --------------------------------
Title: CFO
      --------------------------------

Dated: October 2, 2002
      --------------------------------

                              SETTLEMENT AGREEMENT

                                EXHIBIT A - Marks

HARVARD
HARVARD GRAPHICS
HARVARD GRAPHICS ADVANCED PRESENTATIONS
HARVARD GRAPHICS ADVANCED PRESENTATIONS 2
HARVARD GRAPHICS 2
HARVARD GRAPHICS 3
HARVARD GRAPHICS 98
HARVARD GRAPHICS PRO PRESENTATIONS
HARVARD GRAPHICS PRO PRESENTATIONS 1
HARVARD GRAPHICS PRO PRESENTATIONS 2
HARVARD GRAPHICS EASY PRESENTATIONS
HARVARD GRAPHICS EASY PRESENTATIONS 1
HARVARD GRAPHICS ADVISOR
HARVARD GRAPHICS PUBLISHER
HARVARD GRAPHICS PRINT & PUBLISH
HARVARD GRAPHICS DRAW
HARVARD GRAPHICS 3D MAGIC
HARVARD GRAPHICS PHOTO PLUS
HARVARD GRAPHICS HOME PAGE CREATOR
HARVARD INSTANT CHARTS
HARVARD INSTANT CHARTS 1
HARVARD CHARTXL
HARVARD CHARTXL 2
HARVARD CHARTXL 3
HARVARD CHARTXL 98
HARVARD GALLERY
HARVARD GALLERY 1
HARVARD PUBLISHER
HARVARD DRAW
HARVARD DESIGNER
HARVARD 3D
HARVARD PHOTO PLUS
HARVARD HOME PAGE
HARVARD F/X
HARVARD SPOTLIGHT
HARVARD MONTAGE
HARVARD MONTAGE LITE
HARVARD WEBSHOW
HARVARD CLIPART BROWSER

                              SETTLEMENT AGREEMENT

                   EXHIBIT B - 2001 Software License Agreement

SOFTWARE LICENSE AGREEMENT

      This agreement ("Agreement") is entered into as of March 31, 2001 ("Effective Date"), by and between Software Publishing Corporation, a Delaware corporation ("Licensor") and Serif (Europe) Limited, an English company ("Licensee").

                                    RECITALS

      WHEREAS, Licensor owns, develops and distributes the Software Products (as defined below) and Licensee owns, develops and distributes the HG Branded Products (as defined in clause 2.2 below); and

      WHEREAS, Licensee desires to acquire a license to use certain of Licensor's trademarks with respect to certain of the Licensee's software products and Licensor is willing to grant such rights to Licensee; and

      WHEREAS, Licensee desires to acquire the rights to develop and distribute the Software Products, and Licensor is willing to grant such rights to Licensee.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1   "European Territory" means Europe.

1.2 "exploit" means to use, copy, package, market, distribute, display, sell and/or sub- license, and the terms "exploiting" and "exploitation" shall be interpreted accordingly.

1.3 "Intellectual Property Rights" means all patent, trademark, copyright, trade secret and other intellectual property rights recognized by law.

1.4 "inventory" means components and packaging for the Software Products and HG Branded Products used by the Licensee at the date of this Agreement for sale of such products and stored at the Licensee's premises at the date of this Agreement.

1.5 "Worldwide Territory" means anywhere in the world except the European Territory.

1.6   "Royalty and Royalties" has the meaning set forth in Section 4 hereof.

1.7 "Software Products" means those software products listed on Schedule 1.5 hereto.

1.8 "Territory" means collectively the Worldwide Territory and the European Territory.

1.9   "2001 Term" means the period from April 1, 2001 through March 31, 2002.

                              SETTLEMENT AGREEMENT

1.10  "2002 Term" means the period from April 1, 2002 through March 31, 2003.

                                   ARTICLE II
                                GRANT OF LICENSES

2.1 Software Licenses. Licensor grants Licensee, during the term of this Agreement or until terminated pursuant to Section 6.3.1, if earlier, (a) for the 2001 Term, an exclusive license to exploit the Software Products in the European Territory (the "European 2001 License"); (b) for the 2002 Term, a non-exclusive license to exploit the Software Products in the European Territory (the "European 2002 License"); and (c) for the 2001 Term and the 2002 Term, a non-exclusive license to exploit the Software Products in the Worldwide Territory (the "Worldwide License"; and together with the European 2001 License and European 2002 License, the "Software Licenses"). Each of the European 2002 License and the Worldwide License shall be automatically renewable (on a non-exclusive basis) for successive two year terms if there is and has been no failure on the part of Licensee to comply with all of the terms and conditions of this Agreement and, in each year of such respective license, with respect to the European 2002 License and the Worldwide License, not less than an aggregate of $25,000 in Royalties are paid to Licensor pursuant to such license.

2.2 Trademark License. Licensor grants Licensee, during the term of this Agreement or until terminated pursuant to Section 6.3.3, if earlier, a non-exclusive, non- transferable license (the "Trademark License") to use the "Harvard Graphics" name and trademark (the "Trademark") in the Territory for the purpose of exploiting the products listed on Schedule
      2.2 ("HG Branded Products") and subsequent modification thereof under the Trademark. Any use of the Trademark on products other than the HG Branded products must be approved by Licensor in writing in advance of such use. All such use of the Trademark must reference the Trademark as being owned by Licensor. Licensor retains the sole and exclusive right to own, hold, apply for registration of, and register, the Trademark, during the term of and after the termination or expiration of this Agreement. Licensee will neither take nor authorize any activity inconsistent with such right.

2.3 Non-Competition. (a) The Licensor shall not during the 2001 Term in any country within the European Territory exploit, nor license any third party to exploit, the Software Products; provided, that if the Trademark License terminates prior to the expiration of the 2001 Term, this section 2.3 shall cease to have any force or effect; and

            (b) So long as the Software Licenses continue in effect, Licensor shall (i) not make any direct sale of Software Products in the Territory except pursuant to a strategic relationship established after the date of this Agreement with respect to the Software Products; and (ii) refer sales inquiries and reseller opportunities (except with respect to Microgistix) to Licensee and cooperate in the transfer of marketing and sales opportunities to Licensee, whether new or existing.

2.4   Technology License. Licensor hereby grants Licensee a non-exclusive

                              SETTLEMENT AGREEMENT
      perpetual royalty-free license to use, in connection with the distribution of the products listed on Schedule 2.3, throughout the world any copyrighted material owned by Licensor which is currently incorporated into the existing software products listed on Schedule 2.3 (the "Technology") and subsequent modification thereof. For purposes of this Agreement, such license shall be referred to as the "Technology License".

2.5 Websites. Licensee shall have the exclusive right to operate the following websites of Licensor, subject to Licensor's reasonable approval (such approval not to be unreasonably withheld or delayed) of any content not directed to marketing and selling Software Products and/or HG Branded Products or which could create liability to Licensor or its affiliates:

                             www.harvardgraphics.com

2.6 Limitations. Licensee acknowledges that the Software Products and the Trademark, and all Intellectual Property Rights related thereto, whether affixed or applied to Serif products or otherwise, are the property of Licensor and Licensee has no rights in the foregoing except to the extent expressly granted by this Agreement.

2.7 Consents. Any license granted hereby that requires the consent or approval of a third party is made subject to such consent or approval being obtained if such consent or approval has not been obtained. Licensor shall use its reasonable best efforts to obtain any such consent or approval after the date hereof until such time as such consent or approval has been obtained. Licensor shall cooperate with Licensee to provide that, subject to Section 3.4, Licensee shall receive Licensor's interest in the benefits provided by such third party, provided that Licensee shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit; provided, that nothing hereunder shall be deemed to be an assignment of any agreement giving rise to such benefits.

2.8 Compliance with Licensor Agreement. Licensee acknowledges that is has reviewed the terms of that certain Consent Agreement (the "Harvard University Agreement"), dated as of June 29, 1989, between Harvard University and Licensor. During the term of the Trademark License, Licensor shall comply with all of Licensor's restrictions and obligations under the Harvard University Agreement with respect to Licensee's exploitation of the Trademark.

                                   ARTICLE III
                                    SOFTWARE

3.1 Software. Licensor licenses the Software Products "as is" and "where is." Licensor shall not be obligated to provide any technical assistance or customer support.

3.2 Delivery. Licensee acknowledges that Licensor has no obligation to deliver additional source code for the Software Products. Licensee further acknowledges that it is in possession of existing inventory of the Software Products. Such inventory may be sold by Licensee,

                              SETTLEMENT AGREEMENT
      provided that Licensor shall retain title to such inventory until the sale of any such inventory by Licensee, upon which event title to the proceeds from the sale of such units of inventory as shall have been sold shall vest in Licensor and remain Licensor's property until the cost of such sold inventory to Licensor and all Royalties payable hereunder are accounted for and paid by Licensee to Licensor. Attached hereto as
      Schedule 3.2 is a list of such inventory and the cost thereof to Licensor. To the extent that any of the inventory is determined by Licensor to be unsaleable, Licensor and Licensee will either cooperate in good faith in disposing of such unsaleable inventory or (i) at Licensor's request, such unsaleable inventory shall be returned to Licensor at Licensor's cost or
      (ii) at Licensee's request, the Licensor shall within 21 days of such request either collect or dispose of any such inventory.

3.3 Modification. During the 2001 Term, Licensee shall have the non-exclusive right to amend the source code and/or object code of the Harvard Graphics products that are part of the Software Products; provided that any such amendments do not interfere with the operability of any Harvard Graphics products. Licensee shall not include any third party technology which incur royalties to or require license agreements with third parties without the consent of the Licensor. Licensor shall have a perpetual royalty-free license to market, sell and use any such amendments and, upon request of Licensor, Licensee shall deliver to Licensor the source and object codes related to any and all such amendments. In any event, and whether or not requested by Licensor, Licensee shall deliver such amendments, if any, to Licensee no less often than quarterly. Licensee shall at all times keep Licensor fully informed as to any and all such amendments made and in the process of being made.

3.4 Expenses. (a) Licensee shall be responsible for and shall pay any and all expenses and/or license fees currently due and owing or payable to third party licensors with respect to the HG Branded Products (including royalties payable to third parties for embedded technology) and shall, in respect of any third party technology that it wishes to incorporate into the HG Branded Products pay any and all expenses payable to any such third parties in respect of such incorporation.

            (b) Licensor shall be responsible for and shall pay any and all expenses and/or license fees currently due and owing or payable to existing third party licensors in respect of the Software Products (including royalties payable to existing third parties for embedded technology but not with respect to Serif products).

3.5 Technical Support. Licensee shall provide technical support to all users of the Software Products at the expense of the Licensee.

3.6 Microgistix. Licensee shall treat Microgistix no less favorably than any other reseller of the Software Products.

                              SETTLEMENT AGREEMENT

                                   ARTICLE IV
                           ROYALTY & PAYMENT PROCEDURE

4.1 Royalties. (a) In consideration for the licenses granted herein, Licensee shall pay Licensor in U.S. Dollars a royalty ("Royalty" or "Royalties"), payable within 30 days after the end of each calendar quarter with respect to such quarter commencing with the quarter ending June 30, 2001, as follows: (i) with respect to Software Products, 12.5% of Net Receipts; and
      (ii) with respect to any HG Branded Products by 3% of Net Receipts. Notwithstanding the foregoing, Licensor shall be entitled to 100% of the Net Receipts in connection with the OEM contract between Licensee and Microgistix. For purposes hereof, Net Receipts shall mean the amounts received by Licensee in connection with the sale, licensing or other commercial exploitation of the Software Products, including any amendments or improvements thereto, or HG Branded Products, as applicable, less (1) any refunds, credits, discounts, allowances, rebates, returns and adjustments consistent with normal business practices and (2) federal, state, foreign or other taxes or tariffs imposed on the Software Products or HG Branded Products, as applicable (not including any tax based on Licensee's net income) and (3) any set-off, deduction or withholding which the Licensee is required by law to set-off, deduct or withhold on behalf of taxing authorities with respect to payments to Licensor.

      (b) Together with each Royalty payment, Licensee shall deliver a report setting forth the Software Products and HG Branded Products shipped, sold and licensed, during the quarter to which the Royalty payment relates. Such report shall set forth in detail all information reasonably necessary to compute Net Receipts and Royalties due to Licensor relating to such quarter. In the event a Royalty payment is not received on its due date, such late payment shall accrue interest at a rate equal to the lesser of
      (a) 12% per annum or (b) the maximum rate permitted by law.

4.2 Books and Records. Licensee agrees to maintain adequate books and records relating to the production and distribution of the Software Products and the HG Branded Products, and the receipt of payment with respect thereto, which books shall be maintained in sufficient detail to enable Royalties due hereunder to be calculated.

4.3 Audit. Licensee agrees that Licensor or an accountant or other representative ("Auditor") acting on Licensor's behalf and at Licensor's expense may audit the books and records of Licensee which relate to the Software Products or the HG Branded Products and the quantity distributed or supplied pursuant to this Agreement for the purposes of determining the accuracy of Licensee's reports to Licensor. Licensor will provide to Licensee a copy of the Auditor's written report within thirty days after the audit is completed. Copies of all notes and work product shall remain confidential pursuant to Section 7 of this Agreement. Audits shall not occur more than twice per year and shall take place during normal business hours, upon prior written notice, in such manner so as not to unreasonably interfere with Licensee's business activities. If it is established by the Auditor that there has been an underpayment to Licensor of 7.5% or more of total Royalties due as at the date of the audit's completion, Licensee shall pay Licensor all costs of such audit, together with all unpaid Royalties.

                              SETTLEMENT AGREEMENT

                                    ARTICLE V
                REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

5.1   WARRANTY DISCLAIMER.

      5.1.1 THE SOFTWARE PRODUCTS ARE PROVIDED AND LICENSED "AS IS" AND THERE ARE NO WARRANTIES, REPRESENTATIONS, OR CONDITIONS, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALINGS, USAGE OF TRADE OR OTHERWISE, REGARDING THEM, OR ANY OTHER PRODUCT OR SERVICE PROVIDED HEREUNDER OR IN CONNECTION HEREWITH BY LICENSOR. LICENSOR DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABLE QUALITY, SATISFACTORY QUALITY, MERCHANTABILITY, DURABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING PERFORMANCE OR CONDITION OF THE SOFTWARE PRODUCTS, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY, CONDITION OR REPRESENTATION BY LICENSOR.

      5.1.2 LICENSEE NOT TO BIND. LICENSEE WILL GIVE AND MAKE NO WARRANTIES OR REPRESENTATIONS ON BEHALF OF LICENSOR AS TO QUALITY, MERCHANTABLE QUALITY, SATISFACTORY QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY OTHER FEATURES OF THE SOFTWARE PRODUCTS AND LICENSEE SHALL NOT INCUR ANY LIABILITIES, OBLIGATIONS OR COMMITMENTS ON BEHALF OF LICENSOR.

5.2 Compliance with Laws. Licensee shall comply with all laws, rules, regulations and industry standards, including, without limitation, export restrictions and prohibitions, existing with respect to its use, marketing and distribution of the Software Products and HG Branded Products and the performance by Licensee of its obligations hereunder in the jurisdictions where Licensee carries on activities under this Agreement and where the Software Products and HG Branded Products are distributed from time to time. For each country in which Licensee intends to distribute the Software Products or HG Branded Products, Licensee shall, at its own expense, obtain and arrange for all government approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the distribution of the Software Products and HG Branded Products according to the terms and conditions of this Agreement, including but not limited to foreign exchange approvals, import licenses, fair trade approvals, and customs clearance.

5.3 Intellectual Property Protection. Licensee will give Licensor prompt written notice of any such third party claim and fully cooperate with Licensor in the defense of such claim. In the event that Licensee becomes aware that a third party is potentially infringing on Licensor's Intellectual Property Rights licensed to Licensee hereunder, Licensee shall promptly notify Licensor thereof in writing. Licensor shall, to the extent it deems advisable, prosecute such infringement.

                              SETTLEMENT AGREEMENT

5.4 Indemnification. Licensor will indemnify Licensee against any and all claims, demands, actions, costs (including all reasonable attorney's fees and expenses), awards, damages and any other losses and/or liabilities suffered by the Licensee and arising from or due to:

      5.4.1 any third party claims that the Software Products or the Trademark infringe the Intellectual Property Rights of such third party; and

      5.4.2 any claims by any customers of the Software Products and/or Technology under any of the Licensor's end-user licenses.

                                   ARTICLE VI
                                   TERMINATION

6.1 Immediate Termination. A party may immediately terminate this Agreement and all the licenses granted hereunder if the other party is declared bankrupt; makes a general assignment for the benefit of creditors; or suffers or permits the appointment of a receiver, provided such action is not dismissed within thirty days.

6.2 Material Breach. Either party may terminate this Agreement and all the licenses granted hereunder upon ten days written notice for breach of the terms of this Agreement unless such breach is cured within such ten days. In addition, Licensor may terminate this Agreement for non-payment of Royalties as provided hereunder unless Licensee cures such non-payment within five days of notice of non-payment.

6.3   Licensor's Right to Terminate.

      6.3.1 Licensor shall have the right to terminate the Software Licenses granted hereunder and the rights granted pursuant to Sections 2.2, 2.3, 2.4 and 3.3, upon payment of a $75,000 termination fee to Licensee, (i) during the 2001 Term and 2002 Term, if either Vizacom Inc., the parent corporation of Licensor, or Licensor enters into a strategic relationship with respect to the Harvard Graphics products that are part of the Software Products, and (ii) at any time after the 2002 Term for any reason, in each case such termination to be effective sixty days after written notice thereof to Licensee.

      6.3.2 In the event aggregate Royalties do not exceed $25,000 under this Agreement during the 2001 Term, the 2002 Term or any succeeding twelve month period, the Licensor may terminate this Agreement without any liability or payment.

      6.3.3 Licensor shall have the right to terminate the Trademark License granted hereunder for any reason (i) during the 2001 Term or 2002 Term, upon payment of a $45,000 termination fee to Licensee, and
            (ii) after the 2002 Term, without payment of a termination fee, such termination to be effective sixty days after written notice thereof to Licensee.

6.4   Effect of Termination.

                              SETTLEMENT AGREEMENT

      6.4.1 In the event of any termination, Licensee shall pay to Licensor immediately all Royalties due up through the termination date.

      6.4.2 Replication of Software Products shall immediately cease upon termination of the Software License. Notwithstanding the foregoing, Licensee shall have the right to distribute any remaining inventory of Software Products for a period of three months after termination of the Software License, except that Licensee shall have the right to distribute any remaining inventory and continue to perform for the remainder of the term of existing OEM contracts, which shall have a maximum full term of no more than two years, in effect at the time of termination; provided that Licensee continues to pay Royalties to Licensor.

      6.4.3 Replication of HG Branded Products shall immediately cease upon termination of the Trademark License. Notwithstanding the foregoing, Licensee shall have the right to distribute any remaining inventory of such products for a period of three months after such termination, except that Licensee shall have the right to distribute any remaining inventory and continue to perform for the remainder of the term of existing OEM contracts, which shall have a maximum full term of no more than two years, in effect at the time of termination; provided that Licensee continues to pay Royalties to Licensor.

                                   ARTICLE VII
                                 CONFIDENTIALITY

7.1 Definition. Confidential Information means (a) information received by either party relating to this Agreement; (b) information disclosing any of the business practices of either party, as applicable, including without limitation, Licensor's or Licensee's pricing and marketing practices, revenue information and relationships with licensors, authorized resellers, or customers; (c) specifications or other technical information about or concerning the Software Products or business models; (d) information designated by either party as confidential in writing or, if disclosed orally, identified as confidential at the time of disclosure; and (e) the terms and conditions of this Agreement, but not the existence of this Agreement. It does not include information, technical data, or know-how which is (w) already published or available to the public other than by a breach of this Agreement; (x) rightfully received from a third party not in breach of any obligation of confidentiality; (y) independently developed by personnel or agents of the receiving party without access to the Confidential Information of the other party; or (z) produced in compliance with applicable law or a court order, provided that the receiving party first gives the disclosing party reasonable notice of such law or order, provides reasonable cooperation to the disclosing party in its efforts to lawfully limit disclosure, and gives the disclosing party opportunity to defend and/or attempt to limit such production.

                              SETTLEMENT AGREEMENT

7.2 Confidentiality. During the term of this Agreement and thereafter, each party shall safeguard and keep confidential the other party's Confidential Information and will not, without prior written consent, disclose the other party's Confidential Information, in whole or in part, except as authorized in writing. Each party agrees to protect the Confidential Information as it would its own information of a like nature against unauthorized use, dissemination, or publication. No use of the Confidential Information is permitted except as authorized by the disclosing party and provided herein. Confidential Information may only be disclosed to agents or employees of the receiving party who need to know such information and in those instances only to the extent justified by that need.

7.3 Return. Upon termination of this Agreement and request of the disclosing party, the receiving party shall return all copies of the other party's Confidential Information to the other party or certify in writing that all copies of the Confidential Information have been destroyed. A party may return Confidential Information, or any part thereof, to the other party at any time. The obligations of this Section 7 will survive any return or destruction of the Confidential Information.

                                  ARTICLE VIII
                            ADMINISTRATIVE PROVISIONS

8.1 Entire Agreement. This Agreement represents the final, complete and exclusive agreement between the parties concerning the matters contemplated hereby. Any amendments or modifications to this Agreement must be in writing and signed by both parties to this Agreement.

8.2 Counterparts. This Agreement may be executed in counterparts, and a facsimile copy of this Agreement signed by Licensee, transmitted to Licensor, and countersigned by Licensor shall constitute a binding Agreement.

8.3 Severability; Waiver. This Agreement is severable and the invalidity of any term or condition shall not affect the validity of any other term or condition. Any delay or failure to enforce a provision of this Agreement shall not be deemed to constitute a waiver of the same.

8.4 Governing Law; Arbitration. This Agreement shall be governed by the laws of the United States and the State of New York (without regard to its principles of conflicts of laws) and any legal action brought pursuant to this Agreement shall be brought in the state or federal courts located in the Southern District of New York. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them anywhere in the world.

8.5 Force Majure. Notwithstanding any provisions in this Agreement to the contrary, neither party shall be liable to the other, nor shall any breach of this Agreement occur, by reason of any delay or loss reasonably incurred by Acts of God, fire, natural disaster, governmental order, material shortages, war, riot, work stoppage or strike.

                              SETTLEMENT AGREEMENT

8.6 Independent Contractors. The parties hereto shall for all purposes be deemed to be independent contractors. Nothing in this Agreement shall be construed as making either Licensor or Licensee the agent of, or in joint venture with, the other party.

8.7 Assignment. Neither party may assign this Agreement without the express written consent of the other party, except that no consent shall be required in the event of a merger, consolidation or sale of all or substantially all of the assets of either party. A change in control of Licensee shall be deemed an assignment for purposes hereof. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors or assigns.

8.8 Notices. All notices shall be in writing and either mailed or sent by facsimile or nationally recognized overnight courier to the parties at the addresses noted below to the attention of the appropriate persons. Notices may also be sent by confirmed delivery of electronic mail when the electronic mail addresses are known. All Royalty reports and payments will be sent to Licensor at the address set forth below. Either party may change the address for notices by giving notice to the other party as provided herein.

      If sent to Licensor:                    If sent to Licensee:

      Software Publishing Corporation         Serif (Europe) Limited
      c/o Vizacom Inc.                        Unit 12
      90 John Street                          Wilford Industrial Estate
      New York, NY  10038                     Nottingham, NG11 7EP
      Attn: Accounting Department             Attn: Financial Director
      Fax: 212-619-0054                       Fax: 0115 914 2020

      With a copy to:                         With a copy to:

      Neil M. Kaufman, Esq.                   Austin Moore, Esq
      Kaufman & Moomjian, LLC                 Gateley Wareing
      50 Charles Lindbergh Blvd.              Cumberland House
      Mitchel Field, NY  11553                35 Park Row, Nottingham
      Fax: 516-222-5110                       NG1 6EE
                                              Fax: 0115 988 6135

8.9 The provisions of Articles IV, V, VII and clauses 6.4, 8.4 and this shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

SERIF (EUROPE) LIMITED                   SOFTWARE PUBLISHING CORPORATION


By: /s/ Gary Bates                       By: /s/ Vincent DiSpigno
   --------------------------                ---------------------------
   Name:  Gary Bates                         Name:   Vincent DiSpigno
   Title: Director                           Title:  President

                              SETTLEMENT AGREEMENT


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